As filed with the Securities and Exchange Commission on April 30, 1998.
                                                   Registration No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                  -----------------------------------

                                FORM S-8
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933
                   ----------------------------------

                  INTERNATIONAL MULTIFOODS CORPORATION
        (Exact name of registrant as specified in its charter)

           Delaware                           41-0871880
     (State or other jurisdiction of       (I.R.S. Employer
     incorporation or organization)        Identification No.)

200 East Lake Street, Wayzata, Minnesota          55391
(Address of Principal Executive Offices)       (Zip Code)

             EMPLOYEES' VOLUNTARY INVESTMENT AND SAVINGS PLAN
                OF INTERNATIONAL MULTIFOODS CORPORATION
                        (Full title of the plan)
                        ------------------------

                          Frank W. Bonvino, Esq.
              Vice President, General Counsel and Secretary
                   International Multifoods Corporation
                           200 East Lake Street
                         Wayzata, Minnesota 55391
                 (Name and address of agent for service)

                             (612) 594-3300
       (Telephone number, including area code, of agent for service)
                       ----------------------------

                    CALCULATION OF REGISTRATION FEE

                             Proposed    Proposed
Title of                     maximum     maximum          Amount
securities    Amount         offering    aggregate        of
to be         to be          price       offering         registration
registered    registered (1) per share   price            fee
----------    -------------  ---------   ---------        ------------

Common Stock
(par value    750,000        $28 (2)     $21,000,000 (2)  $6,195
$.10 per
share)

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, based upon the average of the high and low prices on the New York Stock Exchange as reported in the consolidated transaction reporting system on April 27, 1998.


                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission by International Multifoods Corporation (the "Company") or by the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation (the "Plan") are incorporated by reference into this registration statement, as of their respective dates:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997 and the Plan's Annual Report on Form 11-K for the Plan's fiscal year ended December 31, 1996.

(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1997, August 31, 1997 and November 30, 1997, respectively.

(c) The description of the Company's Common Stock, par value $.10 per share ("Common Stock"), which is contained in a registration statement filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective dates of filing such reports and documents.

Item 4.     Description of Securities.

     Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     None.

Item 6.     Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, independent legal counsel or the disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

     The Restated Certificate of Incorporation, as amended, and the Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified to the fullest extent permitted or authorized by the Delaware General Corporation Law. The Restated Certificate of Incorporation, as amended, and the Bylaws of the Company also provide that a director shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived any improper personal benefit.

     The Company has entered into agreements with its directors and executive officers which provide that the Company shall indemnify such persons to the fullest extent authorized by the Delaware General Corporation Law. Such agreements also set forth certain procedures with regard to advances, settlement, maintenance of insurance, notification of claims and defense of claims.

     The Company maintains a standard policy of directors' and officers' liability insurance.

Item 7.     Exemption from Registration Claimed.

     Not applicable.

Item 8.     Exhibits.

      5 Opinion of Frank W. Bonvino, Vice President, General Counsel and Secretary of International Multifoods Corporation

International Multifoods Corporation has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

     23.1     Consent of KPMG Peat Marwick LLP

     23.2 Consent of Frank W. Bonvino (contained in Exhibit 5 to this registration statement)

     24       Power of Attorney


Item 9.     Undertakings.

     A.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on April 30, 1998.

                              INTERNATIONAL MULTIFOODS CORPORATION
                                         (Registrant)

                              By  /s/ Gary E. Costley, Ph.D.
                                    Gary E. Costley, Ph.D.
                                    Chairman of the Board, President and
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                        Title                         Date


/s/ Gary E. Costley, Ph.D.     Chairman of the Board,     April 30, 1998
Gary E. Costley, Ph.D.           President and Chief
                                 Executive Officer
                               (Principal Executive Officer)
                                and Director

/s/ William L. Trubeck         Senior Vice President -    April 30, 1998
William L. Trubeck               Finance and Chief
                                 Financial Officer
                               (Principal Financial Officer)

/s/ Dennis R. Johnson          Vice President and         April 30, 1998
Dennis R. Johnson                Controller
                               (Principal Accounting Officer)


     *                         Director                   April 30, 1998
Claire L. Arnold


     *                         Director                   April 30, 1998
James G. Fifield


     *                         Director                   April 30, 1998
Robert M. Price


     *                         Director                   April 30, 1998
Nicholas L. Reding


     *                         Director                   April 30, 1998
Jack D. Rehm


     *                         Director                   April 30, 1998
Lois D. Rice


     *                         Director                   April 30, 1998
Richard K. Smucker


     *                         Director                   April 30, 1998
Dolph W. von Arx


*By  /s/ Frank W. Bonvino
     Frank W. Bonvino
     Attorney-in-Fact



     Pursuant to the requirements of the Securities Act of 1933, the Administrator duly caused this registration statement to be signed on behalf of the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on April 30, 1998.

EMPLOYEES' VOLUNTARY INVESTMENT AND SAVINGS PLAN OF INTERNATIONAL
MULTIFOODS CORPORATION
By Administrator


Signature                               Title            Date

International Multifoods Corporation    Administrator


By   /s/ Gary E. Costley, Ph.D.                          April 30, 1998
     Gary E. Costley, Ph.D.
     Chairman of the Board, President
     and Chief Executive Officer



                             EXHIBIT INDEX


      5 Opinion of Frank W. Bonvino, Vice President, General Counsel and Secretary of International Multifoods Corporation

     23.1   Consent of KPMG Peat Marwick LLP

     23.2 Consent of Frank W. Bonvino (contained in Exhibit 5 to this registration statement)

     24     Power of Attorney